Exhibit 4.4
                          VENTAS, INC.
               NONQUALIFIED STOCK OPTION AGREEMENT
               -----------------------------------


     THIS NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of July 20, 1999 ("Effective Date"), by and between VENTAS, INC., a Delaware corporation ("Company"), and Douglas Crocker a non-employee director of the Company
("Optionee").

     RECITALS:
     --------

     A. Optionee is a member and the Chairman of the Independent Committee of the Board of Directors of the Company.

     B. In recognition of the extraordinary time and effort being expended by the Optionee as a member and Chairman of the Independent Committee in connection with the global restructuring of Vencor, Inc., the lessee of substantially all of the Company's properties, the Company desires to provide the Optionee the opportunity to invest in shares of the Company's Common Stock, having a par value $.25 per share ("Common Stock").

     C. The Company believes that such investment should increase the personal interest and special efforts of Optionee in providing for the continued success and progress of the Company.

     AGREEMENT:
     ---------

     NOW, THEREFORE, the parties agree as follows:

     1. Grant of Option; Option Price. Company hereby grants to Optionee the right and option to purchase (the "Option") all or any part of an aggregate of two hundred thousand (200,000) shares of Common Stock ("Option Shares"), on the terms and conditions set forth herein, subject to adjustment as provided in
Section 7, at a purchase price of five and one-sixteenth dollars ($5.0625) ("Option Price"). Company and the Optionee consider the Option Price to be not less than the Fair Market Value (as determined by the closing price) of the Common Stock on the date hereof, which is the date on which the Option was granted to Optionee (the "Option Date").

     2. Term of Option. The Option shall continue for a term ending ten years from the Option Date ("Termination Date"), unless sooner terminated as provided in Section 6.

     3. Option Exercisable Immediately. Subject to the other terms and conditions stated herein, the right to exercise the Option shall vest on the Option Date.

     4.   Conditions to Exercise of the Option.

          (a) Subject to the provisions of Section 3, Optionee may exercise the Option by delivering to the Company written notice ("Notice") of exercise stating the number of Option Shares for which the Option is being exercised accompanied by payment in the amount of the Option Price multiplied by the number of shares for which the Option is being exercised (the "Exercise Price") in the manner provided in Section 4(b).

          (b) Company shall accept as payment for the Exercise Price (i) a check payable to the order of Company, (ii) the tender of Common Stock (by either actual delivery of Common Stock or by attestation), (iii) retention of Common Stock which would otherwise be issued upon Option exercise, (iv) "cashless exercise" through a third party, (v) a combination of the foregoing, or (vi) by any other means which the Company determines.

          (c) As soon as practicable after receipt of the Notice and payment of the Exercise Price, Company shall deliver to Optionee, without transfer or issuance tax or other incidental expense to Optionee, at the office of Company, or at such other place as may be mutually acceptable, or, at the election of Company, by certified mail addressed to Optionee at the Optionee's address shown in the employment records of Company, a certificate or certificates for the number of shares of Common Stock set forth in the Notice and for which Company has received payment in the manner prescribed herein

          5. Restrictions on Transfer of Option. During Optionee's lifetime, the Option shall be exercisable only by Optionee, and neither the Option nor any right hereunder shall be transferable except by will or the laws of descent and distribution except as provided herein. The Optionee may transfer all or part of the Option to (i) "family members" as defined in the instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended (dated February 25, 1999 and effective April 7, 1999) ("Family Members"), (ii) a trust in which Family Members have more than fifty percent (50%) of the beneficial interest, (iii) a foundation in which Family Members or the Optionee control the management of assets or (iv) any other entity in which Family Members or the Optionee own more than fifty percent (50%) of the voting interests. The Option may not be subject to execution or other similar process. If Optionee attempts to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or any of the Optionee's rights hereunder, except as provided herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interests hereby conferred, Company may terminate the Option by notice to Optionee and it shall thereupon become null and void.

     6.   Termination of Option

          (a) If Optionee ceases to be a director prior to the Termination Date for any reason other than death, Disability (as defined in the Company's 1997 Incentive Compensation Plan), or removal for Cause (as defined in the Company's 1997 Incentive Compensation Plan), this Agreement shall terminate three months after the Optionee ceases to be a director of the Company (unless the Optionee dies within such period) or the Option Termination Date, which ever is earlier.

          (b) If Optionee ceases to be a director because of removal for Cause, the Option, whether or not exercisable, shall terminate on the date of the Optionee's removal.

          (c) In the event of the death or Disability of Optionee while Optionee is a director of the Company or the Optionee's death within three months after the Optionee ceases to be a director (other than by removal for Cause), this Option shall terminate upon the earlier to occur of (i) 12 months after the date of the Optionee's death or Disability , or (ii) the Option's Termination Date.


     7. Adjustment to Option Shares. If the Company merges, consolidates or reorganizes with any other corporation or corporations, the number and kind of shares of stock or of other securities to which Optionee will be entitled pursuant to the transaction shall be substituted for each of the shares of Common Stock then subject to this Agreement. If the number of shares of Common Stock issued and outstanding changes as a result of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to this Agreement shall be adjusted in proportion to the change in the outstanding shares of Common Stock. Upon any such adjustment, the purchase price of any Option and the shares of Common Stock issuable pursuant to any Option shall be adjusted to the extent appropriate in the discretion of the Company to provide Optionee with the same relative rights before and after such adjustment.

     8. Change in Control. Upon a Change in Control as defined in the Company's 1997 Incentive Compensation Plan, the Optionee may sell the Option back to the Company for an amount generally equal to the excess of the fair market value of the Option Shares subject to the Option over the Option Price.

     9.   Miscellaneous.

          (a) Neither Optionee, nor any person entitled to exercise Optionee's rights hereunder, shall have any of the rights of a stockholder regarding the shares of Common Stock subject to the Option, except to the extent that certificate(s) for such shares shall have been issued upon the exercise of the Option as provided herein.

          (b) The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context and substance of any section or paragraph of this Agreement.

          (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              VENTAS, INC.


                              By:---------------------------
                              Title:------------------------
                                      ("Company")

                               /s/ Douglas Crocker, II
                               -----------------------------
                                     ("Optionee")